Exhibit 10.29

December 23, 2008

Mr. James Fleming
[Home Address]

RE: Your Employment Offer Letter Dated October 21, 2005 (the "Employment Letter")

Dear Jim:

This letter modifies the terms of your Employment Letter as they relate to severance benefits to comply with Internal Revenue Code Section 409A ("Section 409A"). As you may know, Section 409A subjects non-qualified deferred compensation (including certain severance benefits) to various rules, including rules requiring specificity as to the time and form of payment of benefits. The modifications are effective as of November 23, 2005.

Severance Benefits. Your Employment Letter provides that you will be eligible for severance benefits commensurate with the Change in Control severance benefits provided to other Executive Vice Presidents of the Company. In the event of certain involuntary terminations by the Company without Cause or a Good Reason termination in connection with a Change in Control of the Company, you will receive a lump sum payment of any severance payments within ten business days after your Termination of Employment.

You will also be eligible for severance benefits commensurate with those provided to other Executive Vice Presidents of the Company in the event you voluntarily terminate your employment during a six month period that begins on the one year anniversary of a Change in Control. If you voluntarily terminate your employment during this period, the lump sum payment of your severance will be paid as of the first day of the seventh month following your Termination of Employment.

280G Gross-Up Payment. Any Section 280G gross-up payment will be paid within five days of the date the gross-up payment amount is determined. However, if you are a 'specified employee' (within the meaning of Code Section 409A) as of the date of your Termination of Employment, payment will be made no earlier than the first day following the six-month anniversary of your Termination of Employment and no later than December 31 of the year following the year in which you pay the excise tax.

Continued Welfare Benefits. If you are entitled to severance, you will receive continued health, life, and other welfare benefits (excluding disability benefits) commensurate with the

Change in Control severance benefits provided to other Executive Vice Presidents of the Company. To the extent that the period during which the continued provision of medical and dental benefits falls within the applicable COBRA continuation period, such continued provision of medical and dental benefits is exempt from Code Section 409A under Treasury Regulation Section 1.409A-1(b)(9)(v)(B).

To the extent that the period during which the continued provision of medical and dental benefits extends beyond the applicable COBRA continuation period, the following shall apply: (i) the premiums for continued medical and dental coverage shall be paid on a monthly basis; (ii) any amounts paid to or on your behalf as reimbursement for medical and/or dental expenses shall be paid on or before the last day of the year following the year in which such expense was incurred; (iii) any amounts paid to or on your behalf as reimbursement for medical and/or dental expenses during one year will not affect your eligibility for amounts paid to or on your behalf as reimbursement for medical and/or dental expenses during any other year; and (iv) the right to continued coverage beyond the applicable COBRA continuation period is not subject to liquidation or exchange for another benefit. This paragraph shall be administered and interpreted consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv).

Disputes. If within fifteen days after the Company has notified you that your employment is being terminated for Cause or you notify the Company that you are terminating employment for Good Reason, there is a dispute concerning the termination, your Termination of Employment will not be deemed to have occurred under the earlier of (i) 18 months following the Change in Control or (ii) the date on which the dispute is resolved. During this dispute period, the Company will continue to pay you full compensation and benefits until the date of termination.

Each payment made during the dispute period will be treated as a separate payment event for purposes of the short-term deferral rules under Treasury Regulation Section 1.409A-1(b)(4). As a result, payments made on or before March 15th of the year following the year in which notice of the dispute was provided ("short-term deferral deadline") are exempt from Section 409A. If the short-term deferral deadline occurs within six months after the date on which the notice of a dispute is provided, then payments will be suspended as of the short-term deferral deadline and will resume on the first day of the seventh month following the date on which such notice is provided. Any suspended payments will be aggregated and paid in a lump sum on such date.

The capitalized terms used above have the meaning set forth in the Amended Senior Officer Employment and Non-Compete Agreement for the Company's Chief Financial Officer, as amended and restated effective January 1, 2005, as it may be further amended from time to time.

In addition, references in your Employment Letter to the Wisconsin Energy Supplemental Executive Retirement Plan are updated to be the Wisconsin Energy Corporation Supplemental Pension Plan, effective as of January 1, 2005, as may be amended ("SPP"). This is the plan pursuant to which your SERP Benefit A will be provided and your special supplemental pension benefit will be paid.

If you have any questions, please don't hesitate to call me.

Sincerely,

/s/ Gale E. Klappa

Gale E. Klappa
Chairman and Chief Executive Officer

Accepted: /s/ James C. Fleming

Date: 12/29/08